Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

ANNOUNCES FIRST QUARTER 2014 RESULTS

– Generated Net Interest Income of $5.1 Million –

– Purchased Excess MSRs on Approximately $237 Million of UPB of Mortgage Loans –

– Recorded GAAP Net Income of $0.7 Million –

– Declared Dividend of $0.50 per Share for First Quarter 2014 –

MOORESTOWN, NJ, May 13, 2014 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”), today reported results for the first quarter of 2014.

Highlights

•	GAAP net income, for the first quarter, of $0.7 million, or $0.10 per diluted weighted average common share outstanding

•	Invested approximately $1.5 million of capital to acquire Excess MSRs on mortgage loans with an unpaid principal balance (“UPB”) of approximately $237 million

•	Comprehensive income of approximately $0.54 per diluted weighted average common share outstanding

•	Recaptured Excess MSRs on mortgages with approximately $477 million in UPB

“Our first quarter results show the continued strong momentum in our business. We produced strong net interest income off of our current base of assets and experienced prepayment speeds, recapture rates and delinquency rates that were within our expectations” stated Jay Lown, Cherry Hill Mortgage Investment Corporation’s President and Chief Investment Officer. Mr. Lown added, “We continue to evaluate opportunities in the Excess MSR space as well as our other target asset classes that meet our investment criteria and return thresholds, as we grow our business.”

Operating Results

Cherry Hill reported GAAP net income for the first quarter of 2014 of $0.7 million, or $0.10 per diluted weighted average common share outstanding. Cherry Hill’s reported GAAP net income consisted of the following: $5.1 million of net interest income, a realized net loss of $0.3 million on the Agency RMBS portfolio, net realized and unrealized losses on derivatives of $3.4 million, a $0.7 million change in fair value of the Excess MSR portfolio, offset by general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of approximately $1.1 million. Additional detail is provided in the table below.

Three Months Ended March 31, 2014 (unaudited)
Income
Interest income	$6,011
Interest expense	947

Net interest income	5,064
Other income (loss)
Realized gain (loss) on Agency RMBS, net	(349)
Realized gain (loss) on derivatives, net	(72)
Unrealized gain (loss) on derivatives, net	(3,443)
Change in fair value of investments in excess mortgage servicing rights	670

Total Income	$1,870

Expenses
General and administrative expense	457
Management fee and expense reimbursement to affiliate	679

Total Expenses	1,136

Net Income (Loss)	734

Net income allocated to LTIP-OP Units	(4)

Income Applicable to Common Stockholders	$730

Income (Loss) Per Share of Common Stock
Basic	$0.10
Diluted	$0.10
Weighted Average Number of Shares of Common Stock Outstanding
Basic	7,502,505
Diluted	7,506,680

In addition, net unrealized gain on our Agency RMBS portfolio for the quarter was approximately $3.4 million.

Investment Highlights for the Quarter Ended March 31, 2014

Excess MSR Investments – Invested approximately $1.5 million, to acquire:

•	Excess MSRs related to $237 million UPB of fixed rate FHA and VA loans.

The total RMBS portfolio consisted of Agency RMBS and TBAs with the following characteristics at quarter end March 31, 2014:

•	Book value of approximately $310.5 million

•	Carrying value of approximately $308.9 million

•	Weighted average coupon of 3.80%

•	Weighted average yield of 3.49%

•	Weighted average maturity of 23 years

In order to help mitigate duration risk and interest rate risk associated with the Company’s Agency RMBS, Cherry Hill used interest rate swaps, swaptions, and TBAs. At quarter end March 31, 2014, the Company held a notional amount of interest rate swaps of approximately $175.1 million and a notional amount of swaptions of approximately $125.0 million.

As of March 31, 2014, Cherry Hill’s GAAP book value was $21.47 per share.

Dividend

On March 18, 2014, the Board of Directors declared a quarterly dividend of $0.50 per share of common stock, for the first quarter of 2014. The dividend was paid in cash on April 29, 2014 to stockholders of record as of the close of business on April 2, 2014.

Additional Information

An investor presentation with supplemental information regarding Cherry Hill and its business has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a videocast and conference call on Tuesday, May 13, 2014 at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-3982 (from within the U.S.) or 1-201-493-6780 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill First Quarter 2014 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on June 13, 2014 by dialing 1-877-870-5176 (from within the U.S.) or 1-858-384-5517 (from outside of the U.S.); please reference access code “13580439.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. Cherry Hill Mortgage Investment Corporation is externally managed and advised by Cherry Hill Mortgage Management, LLC, which is an affiliate of Freedom Mortgage Corporation.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

Investor Relations

(877) 870-7005

InvestorRelations@CHMIreit.com

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